EMERALD ADVISERS, INC.
                   OPERATIONS AND COMPLIANCE PROCEDURES MANUAL
                                 CODE OF ETHICS

                                     OUTLINE
                                     -------

INTRODUCTION
I.   COMPLIANCE PROCEDURES

     A.   Establishing the Client Relationship
          1.   Registration Requirements
          2.   Solicitation of Client Accounts
          3.   The Brochure Rule
          4.   The Advisory Contract

     B.   Maintaining the Client Relationship
          1.   Review of Client Accounts
          2.   Client Complaints
          3.   Disclosure
          4.   Privacy Policy
          5.   Separation of Related Entities

     C.   Trading Practices
          1.   General Trading Practices & Agency Cross Trades
          2.   ERISA Accounts
          3.   Trading Allocation/Aggregation Policies/
          4.   Trade Errors
          5.   Soft Dollar Agreements
               a.   Services Provided to EAI
               b.   Services Provided to Clients
               c.   Policy Statements
          6.   Standard Commission Schedule
          7.   Best Execution Policy and Procedures

     D.   Procedures to Prevent Insider Trading Abuses
          1.   Definition of Insider
          2.   Definition of Material Information
          3.   Definition of Non-Public Information
          4.   Liability Theories
          5.   Penalties
          6.   Procedures
               a.   Identifying Inside Information
               b.   Personal Securities Trading
               c.   Restricting Access to Material Non-Public Information
               d.   Resolving Issues

     E.   HomeState Fund Transactions with Affiliated Persons
          1.   General
          2.   Types of Transactions Prohibited

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          3.   Compensation to Affiliated Persons as Agent

     F.   Record Keeping
          1.   Internal Affairs
          2.   General Client Documents
          3.   Advisory / Transactions Documents
          4.   EAI Employer Holdings
          5.   Advertisements

     G.   Restrictions on Advertising
          1.   General
          2.   Performance Results
          3.   Pre-Clearance

     H.   Reporting Requirements

          1.   13-F
          2.   13-D and 13-G
          3.   Section 16
          4.   Bank Securities
          5.   TIC Reports

II.  OPERATION PROCEDURES

     A.   Daily

     B.   Monthly

     C.   Period

III. CODE OF BUSINESS ETHICS

     A.   Client Relations

     B.   General Business Practices

     C.   Securities Trading

     D.   Personal Investing Policy Statement
          1.   Restrictions on Personal Investing Activities
          2.   Procedures

IV.  SCHEDULE OF RECORD KEEPING RESPONSIBILITY

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                             EMERALD ADVISERS, INC.
                                PROCEDURES MANUAL

                             Updated: December, 2001

                                  INTRODUCTION

     This Procedures Manual discusses many of the compliance and regulatory requirements which apply to Emerald Advisers, Inc. ("EAI" or "Emerald") by virtue of our status as a registered investment adviser and to the HomeState Group family of mutual funds ("HomeState") (and marketed as the Emerald Mutual Funds), for which EAI serves as investment adviser. This Manual also contains EAI's Operations Procedures and Code of Business Ethics. All registered portfolio managers and all other employees of the Company should familiarize themselves with the compliance information and ethics guidelines contained in this document. Any questions regarding these issues should be directed to EAI's Compliance Officer.

                            I. COMPLIANCE PROCEDURES
                            ------------------------

A.  ESTABLISHING THE CLIENT RELATIONSHIP

1.   Registration Requirements
------------------------------

     Under the National Securities Markets Improvement Act of 1996 ("NSMIA"), registration of investment advisers with more than $25 million under management (as defined by the Act) fall exclusively under federal jurisdiction, effective July 1997. Advisers with less than $25 million under management are no longer regulated by the U.S. Securities and Exchange Commission. There are several important caveats to the 1996 Act:

     1. Individual states may still require registration of advisory personnel based in their home state;

     2. States retain the right to regulate fraudulent activities by advisory firms;

     3. Advisory firms must still make notice filings and pay filing fees to individual states.

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

     EAI  currently   maintains   investment  adviser   registrations  with  the
Commonwealth of Pennsylvania, as well as with the federal Securities and Exchange Commission (SEC). EAI also makes annual "notice filings" with several states, under the terms of NSMIA Before entering into an advisory relationship with a new client, portfolio managers should make sure that EAI has filed appropriately in the state in which the prospective clients live.

2.   Solicitation of Client Accounts
------------------------------------

     Under certain circumstances, EAI may pay individuals or corporations for referring new clients to EAI. Rule 206(4)-3 under the Advisers Act imposes the following restrictions on the payment of cash referral fees for new business:

     a. No fees may be paid to persons who have been the subject of certain disciplinary actions;

     b. There must be a written contract between EAI and the solicitor before any prospective client can be solicited.

     c. The solicitor must provide each prospective client with a copy of EAI's "Brochure" (i.e. Part II of the Company's Form ADV) and a copy of a special disclosure statement. [Note: where the solicitor is an employee of EAI, a special disclosure statement need not be used. However, such a solicitor must inform the prospective customer that the solicitor is an EAI employee and that he will receive extra compensation based on the advisory fee charged on the assets the client places under EAI's management.]

     d. EAI must receive from the referred client prior to or at the time of entering into any advisory contract, a signed and dated acknowledgment of the client's receipt of the Brochure and the special disclosure document, unless the exemption described in paragraph c. applies.

     e. EAI must make a bonafide effort to ascertain whether the solicitor has complied with the solicitation agreement, and to have a reasonable basis for believing that

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

          the solicitor has so complied, unless the exemption described in paragraph c. applies.

     f. Some states impose additional restrictions on the payment of referral fees. Consult EAI's Compliance Officer for information on applicable state requirements before entering into a referral agreement with any solicitor.

     g. Note that where the solicitor also serves as a registered representative of a broker/dealer, certain requirements of the National Association of Securities Dealers also must be met. Consult the Compliance Officer for further information about these additional restrictions.

3.   The Brochure Rule
----------------------

     Rule 204-3 under the Advisers Act requires investment advisers to deliver to clients and prospective clients a copy of a written brochure at the outset of the adviser/client relationship. (Note: This rule applies whether or not the new client has been referred to EAI by a paid solicitor.) EAI's current Brochure is
Part II of its Form ADV registration application, although an alternative form of disclosure document also is permitted under the Rule.

     The Brochure must be delivered to each client not less then 48 hours prior to our entering into an investment advisory contract with such client, unless the client has a right to terminate the contract without penalty within five business days after entering into it. In that case, the Brochure can be provided at the time the contract is entered into. Written notification must be made as to the date that Form ADV was offered to the new client.

     At least once a year, EAI must also offer to send existing client a new copy of the Company's Brochure.

4.   The Advisory Contract
--------------------------

     All clients will be required to enter into written advisory agreements with EAI. Among other things, these agreements identify the particular assets to be managed and spell out the nature of EAI's duties toward the client's account; applicable fees; disclosures required by law and limits to EAI's liability. The advisory agreement also should specify whether EAI has the

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

power to vote all proxies on behalf of the managed account or whether that authority is expressly assigned to another party.

     Unless otherwise specifically allowed by applicable laws, EAI may not charge advisory fees based on capital gains, capital appreciation or the performance of a client's account. EAI also may not assign an advisory contract to another party, without the client's prior consent.

     Where appropriate, new clients also should provide EAI with:

     a.   Signed resolutions appointing EAI as investment manager;

     b.   Powers of attorney;

     c. Letters specifying investment objectives of the account and any restrictions on trading in the account;

     d. A copy of applicable trust documents appointing trustees, or pension plan authorizations.

B.   MAINTAINING THE CLIENT RELATIONSHIP

1.   Review of Client Accounts
------------------------------

     The respective EAI portfolio manager shall examine all client accounts on at least a bi-weekly basis. These reviews shall consider the number, type and frequency of transaction in the account, and the suitability of those transactions in light of the particular objectives established for the account.

2.   Client Complaints
----------------------

     All written client complaints shall be maintained in a separate file by EAI's Compliance Officer. The Compliance Officer, in conjunction with any portfolio manager named in a particular complaint, shall be responsible for addressing the complaint in a prompt and fair

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

manner. A written description of the action taken in response to each complaint shall also be maintained by the Compliance Officer.

3.   Disclosure of Certain Information
--------------------------------------

     Pursuant to a federal rule, EAI is required to disclose to its clients material facts with regard to our financial condition that are likely to impair our ability to meet our contractual commitments to clients.

     EAI also is required to disclose to current or prospective clients material facts about any disciplinary event that is material to an evaluation of our integrity or ability to meet our contractual commitments to clients.

     The Company's Compliance Officer shall be responsible for seeing that appropriate disclosures are made in accordance with this rule.

4.   Privacy Policy
-------------------

     The Securities and Exchange Commission adopted Regulation S-P in June of 2000, with a final mandatory compliance date of July 1, 2001. The regulation is a series of standards that are designed to protect the privacy of individuals who obtain a financial product or service for personal, family or household use. The regulation applies both to the HomeState Group and to Emerald Advisers, Inc.

     Regulation  S-P  has  four  key  requirements  that  can  apply  to EAI and
HomeState:

     - Notification to consumers and customers of our policies and practices regarding nonpublic personal information

     - Permission of consumers to "opt out" of our potential disclosure of this information to certain non-affiliated third parties

     - Limitations of our ability to disclose this information to third parties, except under limited exceptions

     - Implementation of safeguards to maintain the security of customer information

     Emerald has and will periodically conduct an internal audit to identify "nonpublic personal information" that is protected by Regulation S-P. Such information may be gathered by EAI via account application forms, shareholder/client transactions, tax forms and reports, suitability questionnaires, website usage and other sources. Such information likely includes identifying information (Individual's name, address, Social Security number), other personal information (such as their spouse and dependents), financial information (such as their financial

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

position, investment experience, investment objectives, and retirement savings), and information directly related to their relationship with EAI and HomeState (such as account balances, account number(s), types of investments or mutual funds owned, etc.). All of the preceding information is protected under Regulation S-P.

     Emerald and HomeState have both adopted an identical Privacy Policy (the "Policy"). The Policy states that Emerald and HomeState "do not disclose any nonpublic personal information about our customers or former customers to anyone, except as permitted by law." This means that we share information only with services providers, and only such information as is necessary to maintain client/shareholder accounts and to process transactions and required financial reporting. Such information is shared, by example, with Firstar Mutual Funds Services LLC as transfer agent to HomeState. With this exception, neither EAI nor HomeState share any nonpublic personal information with any nonaffiliated entities. Therefore, there is no requirement for EAI or HomeState to offer their clients/shareholders an "opt out" option.

EAI PRIVACY POLICY STATEMENT

The following Privacy Policy has been adopted by Emerald Advisers, Inc. (and, in parentheses, by HomeState with amendments noted):

     We collect the following nonpublic personal information about you:

     Information we receive from you on or in applications or other forms, correspondence, or conversations, including, but not limited to, your name, address, phone number, social security number, assets, income and date of birth; and Information about your transactions with us, our affiliates, or other, including, but not limited to, your account number and balance, payments history, parties to transactions, cost basis information, and other financial information.

     We do not disclose any nonpublic personal information about our current or former clients (shareholders) to nonaffiliated third parties, except as permitted by law. For example, we are permitted by law to disclose all of the information we collect, as described above, to our client accounting software/systems provider (transfer agent) to process your transactions. Furthermore, we restrict access to your nonpublic personal information to those persons who require such information to provide products or services to you. We maintain physical, electronic and procedural safeguards that comply with federal standards to guard your nonpublic personal information.

     In the event that you are a client of a third-party "Wrap program" whereby your client management agreement is between you and another investment adviser and EAI serves contractually as a sub-adviser to the other adviser (in the event that you hold shares of the fund(s) through a financial intermediary, including, but not limited to, a broker-dealer,

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

     bank, or trust company), the privacy policy of your adviser (financial intermediary) would govern how your nonpublic personal information would be shared with nonaffiliated third parties.

This Policy must be distributed to customers prior to July 1, 2001, prior to the initiation of a new client relationship, and annually thereafter.

     Emerald has adopted the following safeguards to ensure compliance with Regulation S-P:

     I.   Employees

          o All employees must review and acknowledge this Policy (as part of EAI's compliance and procedures manual)

          o    All employees sign EAI's Confidentiality Agreement

          o Only those employees that need access to nonpublic personal information either to provide services to clients or conduct EAI operations should access such information

          o Employees should not give personal information over the telephone or in response to e-mails unless they have identified the person with whom they are communicating as either the client, a fiduciary representative of the client, or a party that needs the information to complete a transaction for the client (such as broker-dealers or custodians)

     II.  Physical Safeguards

          o Client information should not be left in offices, on desks, or conference rooms unattended

          o Client records should be in locked cabinets or desks when not in use

          o    Make sure all client records are secured at the end of the day

          o Visitors should not be permitted to walk unattended in areas where client information is accessible

          o Destroy or shred documents containing client information prior to disposal

     III. Electronic Records

          o Use password protected PCs. PCs with access to client information should not be left unattended, or logged off when unattended

          o Limit access to programs containing client information via password and only to those employees who need access to service the client or conduct EAI operations

          o Assess security measures to prevent unauthorized access (both internally and remotely)

     IV.  Procedures

          o These safeguards should be reviewed on a periodic basis to assess their adequacy

          o Contracts with third-party providers should be reviewed for compliance

          o Any employees with questions or concerns regarding privacy issues should notify EAI's compliance officer immediately

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

4.   Separation of Related Entities
-----------------------------------

BACKGROUND

Emerald Advisers, Inc. ("Advisers") is an SEC-registered investment adviser which manages portfolios for a variety of clientele, including investment companies registered under the Investment Company Act of 1940.

The Emerald Advantage Fund (the "Advantage Fund" or the "Fund") is an unregistered equity limited partnership designed for "qualified investors" - i.e. high net worth individuals and institutional investors.

While the two entities are operated separately (as detailed below), the General Partner and Manager of the Advantage Fund is a related person (under SEC definition in Form ADV) under common control with Advisers. As such, the management of the two entities involves potential conflicts of interest. The Advantage Fund's structure allows its General Partner to receive a percentage of the profits earned in the Fund, in addition to a standard management fee based on assets under management. As such, the opportunity exists for Advisers and the General Partner to direct more favorable trades to the Advantage Fund ("cherry-picking"), and to allow the Fund to establish investment positions before Advisers accounts ("front-running"), to improve the performance of the Fund and increase the General Partner's profits at the expense of Advisers clients.

Therefore, Advisers has adopted the following procedures to prevent any potential conflicts of interest.

POLICY AND PROCEDURES

Policy:

In order to maintain strict compliance with securities laws and regulations, to maintain best execution and their fiduciary responsibilities to their clients, and to avoid any potential conflicts of interest, Emerald Advisers, Inc. and the Emerald Advantage Fund have adopted procedures to ensure that the two entities operate separately from each other. This includes physical operational separation, as well as distinct personnel staffing. Each entity's respective
compliance   personnel  will  monitor  the   effectiveness   of  its  separation
procedures.

Procedures:

(Emerald Advisers, Inc.)

     - Emerald Advisers will limit its portfolio management, trading and operations activities to its offices at 1703 Oregon Pike, Lancaster, Pennsylvania. With exceptions allowed under the firm's Disaster Recovery Plan, at no time will any portfolio management, trading or operational activities take place at the offices of the Advantage Fund (currently in King of Prussia). This

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does not preclude Advisers  employees from holding or attending  meetings at the
King of Prussia offices that do not involve activities directly engaged in the specifics of management, trading or operations of Advisers client accounts.

     - Advisers personnel will not discuss portfolio management, trading or operational details with personnel of the Advantage Fund and its General Partner. Advisers personnel will follow procedures outlined in the firm's Privacy Policy to protect the confidentiality of all such information.

     - The Trading and Portfolio Management staffs of Advisers should be especially cognizant not to discuss or share trading and portfolio details with non-Advisers personnel, taking care to maintain these "Chinese Walls" procedures relating to personnel of the Advantage Fund.

     - Advisers personnel should not be exposed to any portfolio management, trading or operational details of the Advantage Fund (excepting for the Compliance Officer as noted below).

     - Any breach of the procedures listed above should be reported to Advisers' Compliance Officer immediately. Any questions or concerns relating to the above should be directed immediately to the Advisers' Compliance Officer.

C.   TRADING PRACTICES

1.   General Trading Practices & Agency Cross Trades
----------------------------------------------------

     a.   Authorization

          Only authorized persons of EAI may enter orders for the purchase or sale of securities for all managed accounts.

     b.   Agency Cross Trades and Principal Transaction

          EAI is a  wholly-owned  subsidiary of Emerald Asset  Management,  Inc.
          ("EAM"). Certain officers of EAM, in turn transact securities trades as an affiliate of First Montauk Securities Corporation ("FMSC"), a registered broker-dealer. Because of its status as an affiliate of EAM, EAI's portfolio trading practices could potentially fall under SEC regulations regarding certain "Agency Cross" and "Principal" transactions, although currently EAI does not believe this to be the

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          case. In any event,  EAI personnel  will conduct  themselves to comply with the following procedures: Specifically, Section 206(3) of the Investment Advisers Act of 1940 states the following:

     Agency Cross Transactions (where adviser acts as broker to both the advisory client and the other side of the transaction)

     An adviser cannot:

     A.   Acting as broker for a person other than its client

          -    buy any security for its client

          -    sell any security to its client

     B.   Without

          - disclosing to the client the capacity in which it is acting in writing, and before completion of the transaction, and obtaining the clients consent.

     Principal Transaction (involving the adviser the buyer from or selling to a client any security while acting as principal for his own account): Follow the same guidelines.

     Rule 206(3)-2 provides a safe harbor for agency cross trades meeting the following conditions:

     1. The Client executes on written consent prospectively authorizing such transactions

     2.   The adviser makes full written disclosure to the client of

          (i)  the capacity in which it is acting, and

          (ii) its possible conflicting division of loyalty and responsibility.

     3. The adviser sends the client written confirmation of each agency cross transaction.

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     4.   The adviser  annually sends the client a statement of all agency cross transaction for the year, and

     5. All disclosure statements must advise the client that it can revoke the authority granted the adviser at any time.

     Finally, the adviser's duty of obtaining the best price and execution for any transaction is not relieved under the rule.

EAI POLICY STATEMENT

     1. EAI shall fully comply with all requirements of Rule 206(3) (and specifically Section 206(3)-2) under the Investment Advisers Act of 1940. Specifically, EAI shall follow each of the five steps detailed above as a safe harbor to the Agency Cross Transaction rule. EAI shall not engage in any agency cross transactions with a client until these requirements are met.

     2.   EAI shall not engage in Principal Transactions.

     3. EAI shall continue to obtain the best price and execution for all client transactions under the 1940 Act.

     4. EAI's compliance officer shall review these requirements with all portfolio managers and traders on a quarterly basis, and shall provide written updates of any changes or amendments to the rules on a timely basis.

     Special restrictions apply with regard to agency cross trades for ERISA accounts, as described below.

2.   Special Requirements for ERISA Accounts
--------------------------------------------

     a.   Bonding Requirements

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     EAI is required to obtain a surety bond to protect  pension  plans  against loss in the event of our fraud or dishonesty, either acting alone or in concert with others. The amount of bonding required is not less than 10 percent of the amount of funds "handled"1 on behalf of the plan with a minimum limitation set at $1,000 and a maximum (unless the Secretary of Labor holds otherwise), at $500,000. Federal regulations provide that for purposes of fixing the amount of a bond, the amount of funds handled shall be determined on the basis of the funds we handled during the preceding reporting year. The law requires that the amount of the bond required hereunder be fixed at the beginning of each calendar, policy or other fiscal year which constitutes the plan's reporting year under ERISA.

     b.   Trading Restrictions

     Principal transactions generally are not allowed under any circumstances in ERISA accounts.

     Moreover, agency cross transactions are not permitted where EAI has exercised discretion over or has recommended the trade to each party to the transaction. With very few exceptions, this appears to be the case whether the trades are effected in-house or whether the trades are sent to an independent broker for crossing.

3.   Trading Allocation/Aggregation Policies
--------------------------------------------

     Emerald Advisers, Inc has adopted the following policies regarding the allocation and aggregation of securities transactions among client accounts.

Aggregation Policy:

Such aggregations of trades can produce meaningful cost savings to clients. Emerald's policy is constructed to meet the requirements of the U.S. Securities and Exchange Commission. Specifically, Emerald's policy is designed to address these issues:

     1. Duty of Disclosure: Emerald will disclose fully to its clients the arrangements for aggregation of securities transactions;

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     2.   Duty to Act Only in the Clients Best  Interests:  The  aggregation  of client transactions will be done only after client consent, consistent with each such client's best interests;

     3. Duty to Treat Each Client Fairly: Securities transaction will be done on a pro rata basis at the average share price, consistent with the specific conditions discussed below;

     4. Duty to Seek Best Execution: Emerald recognizes its duty to aggregate and allocate securities transactions in a manner that ensures best execution. This is discussed more fully below;

Emerald's specific aggregation procedures are as follows:

Emerald will endeavor to bunch trades for clients in order to effect best execution at the lowest cost (commissions & spread) and to avoid disparities in execution prices for accounts that are managed similarly. The following bunching and trade aggregation procedures are designed to treat all client accounts equally. All client accounts with like mandates will participate in bunched trades, average pricing and pro rata execution. Emerald will allocate trades internally prior to any bunched trades based on the requirements of the various groups of accounts as determined by the firm's portfolio managers (see the Block Trading Procedures below).

A) Full Discretion: These are funds which are invested in the normal style of Emerald Advisers and can be executed by brokerage firms solely determined by Emerald.

B) Directed brokerage clients: These accounts have specific brokerage firms designated for the account which prevents bunching with other accounts. These accounts would also prevent new or secondary issuance of stocks being equally divided across these types of accounts.

C) Directed Investment Policy and/or Restrictions: These accounts by their nature would have different individual stocks form the prior 2 types and therefore different sector allocations percentages.

D) Funds with Daily Cash Flows Differences: These funds (usually mutual funds) would have different trading activity dictated by internal cash flows (or withdrawals) which dictates

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trades being made in different percentages for each share due to timing of these cash flow as well tax differences.

     Therefore, Emerald's portfolio managers will aggregate the number of shares determined to be desired for each account type A, C, D, and maintain a dated and time stamped record of this pre-trade allocation. Each account will then average price pro-rata to the shares actually executed. If a client uses a particular directed broker-dealer, Emerald will execute these trades separately. These trades may be executed at prices different than the bunched trades due to number of share differences, use of DOT system, movement and volatility of stock trading, etc. While these differences may be noticeable on a trade by trade basis, they should balance out over time (see Block Trading Policy below).

The intention of this policy is that Emerald make a trade allocation before the results of the actual trade have been determined. This policy will assure that the allocation cannot be affected by the results of the trade.

Block Trading Policy
--------------------

WHEREAS, Emerald Advisers, Inc. (the "Company") pursuant to federal and state regulations understands and agrees that no client account or group of client accounts, either public or private nor corporate or individual, which the Company is the named Advisor or Sub-Advisor, shall receive preferential trading execution.

WHEREAS, this policy applies to all employees at every Company location regardless of employment status. NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, the Company hereby enacts the following "Block Trading Procedures" effective as of the abovementioned date:

POLICY

The Company is committed to a policy of equal treatment for all client accounts. The Company will comply with all federal and state laws in these areas.

PURPOSE

The Policy's purpose is to provide fair guidelines for equal trading treatment of individual accounts by means of the Block Trading Procedures.

PROCEDURE/APPLICATION

Step 1

Any Company employee when instituting a block trading order either firm wide or across all wrap relationships must use trading rotation Form A-1 (for firm wide trades) or Form A-2 (for wrap trades), see Appendices A-1 and A-2 respectively. The abovementioned forms will be located in the back of the black block trading binder located at the Emerald trading desk.

The Company has and may in the future elect to place block trades across one product that may not be appropriate for all of the various products that the Company manages. As a result, the Company has created and will continue to create trading rotation forms that are applicable for like products as well as maintaining a firm wide rotation form to be utilized for trades that are appropriate for all of the Company's products.

Step 2

The employee will then begin the trading rotation with the subsequent relationship to where the most recent firm wide trade began. For example, if using Form A-1, the most recent block trade began with Smith Barney then the present block trade would begin with RBC.

Step 3

The employee calls the appropriate trading desk and enters the trade.

Step 4

The employee then must log-in the trade date and time by date and time stamping the first block immediately to the right of the trading relationship, using the Dymo electronic date/time stamper located at the Emerald trading desk. The trading rotation is to come to a halt until the order has been executed. If for any reason, beyond the Company's control, the Emerald trading desk can not transmit a trade to the appropriate trading desk and/or the trading desk can not attempt to execute the trade, the Company will move on to the next trading relationship in the rotation.

Step 5

After receiving confirmation from the trading desk that the trade has been executed, the employee is to then date/time stamp the second block to the immediate right of the trading relationship, using the Dymo electronic date/time stamper located at the Emerald trading desk.

Step 6

The employee shall then call the trading relationship listed directly below the trading relationship where the block trade has just been executed and enter the next order with the appropriate trading desk.

Step 7

Steps four through six are repeated until every trading relationship has executed the appropriate trade.

Step 8

At this time the employee completing the trade shall initial the trading form that was used. The employee will then enter the trade form in the black block trading binder located at the Emerald trading desk.

REVIEW PROCESS

The Operations Manager and Compliance Officer will conduct an annual analysis as a means of evaluating the effect of the Company's current Block Trading Procedures and will make recommendations of modifications and/or remedial actions to alleviate any inequities, which may exist.

4.   Trade Error Procedures
---------------------------

Discussion:

The Investment Adviser's Act of 1940 (the "Adviser's Act") does not define the term "trading error." However, the term generally encompasses an instance where an investment adviser or its agents inadvertently deviates from applicable laws, the terms of client agreements or customary internal practices in connection with the purchases or sale of securities or other assets for customer accounts. Trade errors may include, but are not limited to, inadvertent purchases, sales or allocations of the wrong issue, class or number of securities to a particular client account. Any potential trade errors must be reported to the adviser's compliance officer immediately to determine the error status and proper course of action.

When correcting trade errors, the adviser should not: (a) pass the cost of any losses on to the client; (b) use soft dollar credits with brokers to cover any losses; or (c) use other client accounts to correct errors. In addition, the adviser must maintain trade error correction procedures and follow the procedures consistently.

The Advisers Act does not specifically address trade error corrections. The requirements stated above are based primarily on interpretative letters, settled enforcement cases and speeches by senior staff members. For example, in an interpretative letter to Charles Lerner, Esq., (pub. Avail. Oct 25, 1988), the Division stated that if an adviser makes an error while placing a trade then the adviser must bear any loss associated with correcting the error. The Lerner letter further expressed the Division's view that an adviser must not use soft dollar credits from brokers to compensate the adviser for error correction losses. See also In re Jack Allen Pirrie, Investment Advisers Act Release No. 1284 (July 29, 2991). Finally, the SEC has suggested that an adviser may not use one client's account to correct an error made in another client's account. See In re M&I Investment Management Corp., Advisers Act release No. 1318 (June 30,
1992). In the same case, the SEC sanctioned an adviser for failing to supervise because it had no policies or procedures for handling trade errors.

During an inspection, the SEC Staff will typically request a list of all trade errors that occurred in client or proprietary accounts during a specific period. The list should contain transaction dates, the name of the securities, the accounts and the broker-dealers involved. The Staff may also ask for a summary description of each error and it's ultimate disposition, including the conditions of any financial settlement. Finally, the Staff may request a copy of any error correction procedures used by the adviser. The Staff will use this information to determine whether the adviser's trade error correction practices have conformed to the SEC's expectations.

Emerald Advisers, Inc. Trade Error Policies:
--------------------------------------------

Definition: Generally, a "trade error" encompasses an instance where Emerald Advisers, Inc. ("Emerald") or its agents inadvertently deviates from applicable laws, the terms of client agreements or customary internal practices in connection with the purchases or sale of securities or other assets for customer accounts. Trade errors may include, but are not limited to, inadvertent purchases, sales or allocations of the wrong issue, class or number of securities to a particular client account.

Detection: Any potential trade error should be immediately reported to the firm's compliance officer.

Remedy: Emerald:

must bear any loss associated with correcting the error;

must ultimately "make the client whole";

must not use soft dollar credits from brokers to compensate Emerald for error correction losses;

should not use one client's account to correct an error made in another client's account.

Specific Actions: Prior to the settlement of a trade, Emerald may reverse out a trade error. Post-settlement, Emerald must ensure that the client is made whole, has suffered no loss, and that the guidelines detailed above are enforced.

5.   Soft-Dollar Arrangements
-----------------------------

     A "soft-dollar" arrangement is one in which the brokerage commissions generated by managed accounts are used to purchase ancillary products and services. There are two basic types of permissible soft-dollar arrangements.

     a.   Services Provided to EAI

     In order for EAI to receive products and services in exchange for portfolio commissions from managed accounts, the arrangement must fall within the safe harbor provided by Section 28(e) of the Securities Exchange Act of 1934.

     To qualify for this statutory protection, the products or services must be provided to EAI by the broker effecting the securities transactions on any agency basis. This does not mean that the broker must produce the products or services in-house; the broker may arrange with a third-party producer to have services or products delivered to EAI. However, the broker should be obligated to buy these products and services from the producer and not merely pay bills for services which EAI has already purchased directly form the third-party vendor.

     The products and services obtained for soft-dollars also must qualify as brokerage or research services. "Research" under Section 28(e) means anything which provides "lawful and appropriate assistance" to EAI in the performance of our investment decision-making responsibilities.

     Services or products which provide merely administrative assistance to EAI may not be purchased for soft-dollars under Section 28(e). However, if one product or service assists both in the investment decision process and in administrative area, the law allows us to pro-rate the cost, using our clients' commissions to pay only for that portion of the cost attributable to advisory functions. We must be able to demonstrate a good-faith effort to allocate the anticipated uses of any product or service we buy under a soft-dollar arrangement.

     b.   Services Provided To Our Clients

     Sometimes, a client may request that we use the brokerage commission attributable to its account to purchase a product or service which is delivered directly to the client. This type of arrangement, known as a "directed brokerage arrangement," does not fall within the safe harbor of Section 28(e). Still, it may be permissible, so long as the following conditions are met:

     i. The account must be authorized to use brokerage commissions for the desired product or service.

     ii. The soft-dollar purchase of the product or service must not violate any expense limitations imposed on the account by contract or law.2

     iii. The portfolio manager responsible for the soft-dollar arrangement should request, in writing, a representation from the client that the arrangement is permissible under governing documents and laws.

     iv. The portfolio commissions from different accounts cannot be aggregated or utilized to pay for the product or service in a directed brokerage arrangement.

     Because of the issues raised by soft dollar trading, EAI has implemented the following policy statements, which goes beyond the requirements of Section 28(e) of the 1934 Act:

     c.   Soft Dollar Trading Policy Statement

     Emerald Advisers recognizes several fundamental tenants and potential conflict of interest presented by soft-dollar trading and direction from plan sponsors. Plan sponsors in this regard refers to the representatives of the money being managed, such as a mutual fund's board of trustees, a pension plan or endowment's board or staff, etc.

     i. Trading, soft dollars, research, or simply execution can produce an appearance of conflict of interest between manager and plan sponsors.

     ii. Secondly, obtaining best execution when plan sponsors direct trades can be difficult. Separate direction can/will prevent pro-rata order fulfillment as orders are placed elsewhere and at different times.

Therefore, Emerald establishes the following guidelines:

     i.   Commissions are property of the client.

     ii.  Research must benefit the client rather than the money manager.

     iii. Services received must be an enhancement to Emerald's decision making process.

     iv. Legal, fiduciary, and ethical issues apply to all transactions being executed either "regular", soft dollar, or client driven.

     v.   Trading is an important part of the Emerald process.

     Soft dollar trading will be used only to purchase those services which will directly benefit all client accounts: i.e. research-related equipment or services that will enhance the investment management process and results. Emerald Advisers will execute trades in accordance with client directions but only when best execution is available. All trades will be pro-rata between accounts in accordance with total assets under management, except for variances with sector weightings, industry weightings and separate guidelines.

     In any case, all soft-dollar arrangements must be reviewed and approved in writing by EAI's President and Compliance Officer.

6.   Standard Commission Schedule
---------------------------------

     Emerald Advisers utilizes a standard commission rate of approximately 6(cent) per share. Since Emerald deals in fairly small lots of difficult to trade securities, this should allow for the proper attention being paid to Emerald's trade execution. Our objective is to narrow the trading spreads as much as possible and to acquire or sell stocks as quickly as possible to eliminate price risk from changes in the stock price. We believe these two costs (for small cap stocks) are much greater than the commission costs.

As stated in the various trading policies and procedures found in this section, Emerald has a fiduciary duty under the 40 Act to provide "best execution" trading practices for its clients. Therefore, Emerald has adopted the following Best Execution policy and procedures:

7.   Best Execution Policy and Procedures
-----------------------------------------

     Whereas Emerald believes trading is an integral part of our investment process and therefore deserves our highest attention and review to enhance our returns for our clients.

     Whereas Emerald stands in a fiduciary relationship with our clients assets we firmly believe in and establish procedures to ensure "best execution" for our clients and "best practices" for our trading desk to fulfill our obligations.

     Emerald Advisers has established a Trading Procedures & Best Execution Committee that will provide for "Best Practices" for the Trade Desk operations ranging from the start of a transaction thru the affirmation process. The committee is responsible for approval of all Brokerage relationships, trade procedures and compliance with all regulatory authorities.

     The committee makeup consists of:

     -    (Jim Meehan) - Head of Operations / Compliance Officer
     -    (Ian Jack) - Head Trader
     -    (Ken Mertz) - Chief Investment Officer / Chairman
     -    (Linda Reed) - Operations - Trade Settlement / Secretary

     Emerald has established the following list of criteria that it uses to establish best execution:


     - Ability to find greatest liquidity (which includes the variables of market impact and opportunity costs).

     - Ability to act as market marker, and execute among many market markers in a time sensitive or secretative manner.

     - Attention to order flow (which may also include knowledge of liquidity in not only the executing trade, but also future potential trades).

     -    Ability to execute in a time sensitive manner.

     -    Ability to maintain confidentiality of trades

     -    Ability to execute in difficult markets.

     -    Access to research (direct and third party) as well as to IPO's.

     -    Ability to execute  efficiently  with  little if any trade error (will
          also  consider  timely   correction  and  attention  to  settlement  /
          custodial problems).

     -    Timely reporting of order executions.

     -    Sales of Fund shares.

     -    Client referrals.

     -    Custody of client securities.

     Emerald also acknowledges the need to accommodate client soft dollar directives and wrap desk execution desks. Where possible, Emerald will substitute step out trades when we believe it will lead to best executions for our client's accounts. Emerald will perform reviews of our client's directed
brokerage   execution  to  provide  for  best  execution   within  our  client's
restraints.

     In addition to the factors set forth above, the Adviser may consider brokerage and research services in selecting broker-dealers, subject to Section 28(e) of the Securities and Exchange Act of 1934. These services include advice, either directly or through publications or writing, as to the value of securities, the advisability of purchasing or selling securities, analysis and reports concerning issuers, securities or industries; information on economic factors and trends; assistance with portfolio strategies; computer software and hardware used in security analysis; portfolio performance evaluation services and technical analysis. These services may be produced by a third party and provided by the broker-dealer in accordance with Section 28(e).

     The Adviser may pay a broker-dealer that provides brokerage and research services commissions in excess of the amount another broker-dealer might have charged for effecting the same securities transactions. This payment occurs when the Adviser believes in good faith that the amount paid is reasonable in relation to the services provided. Some of the brokerage and research services may benefit the Adviser's clients as a whole, while others may benefit a specific segment of the Adviser's clients. The Adviser does not attempt to match a particular client's trade execution with broker-dealers that provide brokerage and research services directly benefiting such client's accounts.

     The adviser may use research services it receives from a broker-dealer for purposes other than investment decision-making under Section 28(e). In these circumstances, the Adviser will make a good faith allocation with respect to such research services and directly pay for the allocated portion of the research services not used for investment decision-making purposes. The Adviser may have a conflict of interest in making allocations for such mixed-use research.

     The committee will meet on a monthly basis (2nd Thursday at 11:00AM) to approve all brokers, review the previous month's trades (for best execution, discuss enhancements to our trading procedures in keeping with our "best practices" standards). The review will examine brokerage commission, monthly soft dollar reports, approval of soft dollar budgets, etc. The Committee will also provide an annual summary report to the Board of Trustees of the mutual funds advised by the Adviser.

     The committee review will also include a compliance check with our ADV Part II and submit recommendations if needed for appropriate changes to the Compliance Officer.

     In terms of procedures to insure best execution, the committee is responsible for the trading desk day to day, operations and block trading procedures (see appropriate section).

D.   PROCEDURES TO PREVENT INSIDER TRADING ABUSES

     Emerald Advisers, Inc. forbids any officer, director or employee from trading, either personally or on behalf of others, (such as, private accounts and limited partnerships managed by EAI) on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". EAI's policy applies to every officer, director and employee and extends to activities within and outside their duties at EAI.

     The term "insider trading" is not defined in the federal securities laws, but is generally used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1. Trading by an insider, while in the possession of material non-public information, or

     2. Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3.   Communicating material non-public information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, if you have any questions you should consult the Compliance Officer.

1.   Who is an Insider?
-----------------------

     The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, EAI may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such duty before the outsider will be considered an insider.

2.   What is Material Information?
----------------------------------

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision or information that is reasonably certain to have substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in Carpenter vs. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.   What is Non-Public Information?
------------------------------------

     Information is non-public until is has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, The Wall Street Journal, or on CNBC would be considered public.

4.   Theories Upon Which Liability May Be Based.
------------------------------------------------

     It is well settled under the securities laws that there may be liability for unlawful dissemination of inside information under one of several theories. These theories include, but are not limited to: (a) a fiduciary duty theory or
(b) a misappropriation theory.

5.   Penalties for Insider Trading:
-----------------------------------

     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     o    civil injunction

     o    Treble damages

     o    disgorgment of profits

     o    jail sentences

     o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

     o fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

6.   EAI Procedures
-------------------

     The following procedures have been established to aid the officers, directors and employees of Emerald Advisers, Inc. in avoiding insider trading, and to aid EAI in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of EAI must follow these procedures or risk serious sanction, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer.

a.   Identifying Inside Information:

     Before trading for yourself or others, including investment companies or private accounts managed by EAI in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     i. Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantial effect the market price of the securities if generally disclosed?

     ii. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in Reuters, The Wall Street Journal, CNBC or other media of general circulation?

     If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

     i.   Report the matter immediately to the Compliance Officer;

     ii. Do Not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by EAI and/or its officers and directors;

     iii. Do not communicate the information inside or outside EAI, other than to the Compliance Officer;

     iv. After the Compliance Officer has review the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

b.   Personal Securities Trading:

     All officer, directors and employees of EAI shall submit to the Compliance Officer a report of every securities transaction in which they, their family (including their spouse, minor children and adults living in the same household), and trusts of which they are trustees or in which they have a beneficial interest have participated within ten days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price, and broker/dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirms of such trade to the Compliance Officer.

     All officers, directors and employees shall notify the Compliance Officer prior to effecting any securities transaction of the intent to effect such a trade to obtain pre-clearance.

c.   Restricting Access to Material Non-Public Information:

     Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within EAI, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

d.   Resolving Issues Concerning Insider Trading:

     If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

     In summary, all employees of EAI need to focus full attention on these procedures designed to prevent insider trading abuses. More specifically all employees must be aware of EAI's role within a larger organization.

Every Employee of Emerald Advisers:

- Should recognize that Emerald Advisers, Inc. is a wholly-owned subsidiary of Emerald Asset Management, Inc. and that other Emerald -related entities may be engaged in activities as part of their daily operations that include the use of potentially material and non-public information.

- Needs to be aware of the potential for Insider Trading Act abuses while conducting business for EAI.

- Specifically, must pay special attention to identifying and reporting material, nonpublic information which may be used non-EAI Emerald personnel in the normal course of their business.

     Such material, non-public information could include (but is not limited to): dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, or extraordinary management changes.

- Must report knowledge of any material non-public information to the compliance officer immediately, and follow the procedures as outlined in the Insider Trading Act policy statement.

- Must abide by all securities trading restrictions as outlined in the Compliance and Procedures Manual.

- Must abide by the segregation of EAI and non-EAI activities, including separation of office space, restricted access to non-EAI computer files and research materials and notes, and avoidance of inter-department non-EAI-staff meetings where material, non-public information could be discussed.

Any question should be directed to the firm's Compliance Officer.

E.   HOMESTATE FUND TRANSACTIONS WITH AFFILIATED PERSONS

1.   General
--   -------

     Under Section 17 of the 1940 Act, unless permitted by exemptive rule or order, all affiliated persons, promoters and underwriters of a fund ("first-tier affiliates"), and affiliated persons of such persons ("second-tier affiliates") are prohibited from engaging in certain transactions.

All service contractors of the Fund, including EAI should be alert to the scope of this prohibition and should not engage in any transaction which raises a question unless the transaction has been reviewed by Fund counsel. Because the scope of the prohibition is very broad and the persons who are covered by the prohibition are sometimes hard to determine, special care should be taken in transactions between the Fund and persons or entities that may be considered first or second-tier affiliates.

2.   Types of Transactions Prohibited.
--   ---------------------------------

     No first or second tier affiliate, acting as principal may:

     a. knowingly sell any security or other property to the Fund, except Fund shares;

     b. knowingly purchase from the Fund any security or other property, except Fund shares;

     c.   borrow money or other property from the Fund; or

     d.   effect   any   transaction   in   which   the   Fund  is  joint  or  a
          joint-and-several participants.

3.   Compensation to Affiliated Persons as Agent.
--   --------------------------------------------

     Under the 1940 act, no affiliated person of the Fund or affiliated person of the fund (which includes, among others, EAI, each officer and trustee of the Fund and their respective affiliates) is permitted to accept, acting as agent, any compensation (whether cash or otherwise) other than as regular salary, for the purchase or sale of any property to or for the Fund. Accordingly, great care should be taken in all relationships between such persons and others involved in transactions with the Fund to avoid receiving anything of value in exchange for or in connection with placing the Fund's transaction. This includes favorable bank loans, compensation balance arrangement, and any other arrangement which would, in effect, give to any of the persons identified a benefit which he would not otherwise receive. The Staff of the SEC has indicated its belief that the receipt of anything of value in connection with the purchase or sale of any property to or for an investment company may create a presumption that the 1940 Act has been violated.

F.   RECORDKEEPING

     Section 204 of the Advisers Act and Rule 204-2 thereunder require EAI to make and preserve the following books and records, (See "Schedule of Recordkeeping Responsibilities" for the name of the EAI employee responsible for the maintenance of each item):

1.   Documents Relating to EAI's Internal Affairs
-------------------------------------------------

     a.   Receipts and disbursements journal;

     b. Ledgers for asset, liability, reserve, capital, income and expense accounts;

     c.   Check books, bank statements, etc.;

     d.   All bills or statements paid or unpaid;

     e.   Trial balances, financial statements, internal audit working papers;

     f.   EAI's Articles of Incorporation;

     g.   EAI's Bylaws; and

     h.   EAI's corporate minute books and stock certificate records.

2.   Documents Relating to Clients Generally
--------------------------------------------

     a. A record of all accounts in which EAI is vested with discretionary power;

     b. Powers of attorney or other evidence of the granting of discretionary authority by EAI's clients;

     c.   All advisory agreements with our clients;

     d. Copies of all of EAI's "Brochures" including a record of the dates that each Brochure and each amendment thereof was given or offered to each client;

     e. Copies of all disclosure documents provided in compliance with the federal solicitation rule and copies of all acknowledgments from clients regarding the receipt of such disclosure documents.

3.   Documents Relating to Specific Advice and Transactions
-----------------------------------------------------------

     a. A memorandum of each order for the purchase or sale of any security for a client account. This memorandum must include:

               i) any instruction received from the client regarding the purchase, sale, receipt or delivery of a particular security and any modification or cancellation of any such order or instruction;

               ii) the terms and conditions of any such orders, instructions, modifications or cancellations;

               iii) the identity of the portfolio manager who recommended the transaction to the client;

               iv) the identity of the person who placed the order;

               v) the account for which the order was entered;

               vi) date of entry of the order;

               vii) the bank or broker/dealer through whom transaction was effected; and

               viii) a notation of whether discretion was exercised [This may be assumed if the entire account is discretionary.]

     b.   Originals   of  all   correspondence   received   and  copies  of  all
          correspondence sent relating to:

               i) recommendations or advice given or proposed;

               ii) receipt, delivery or disbursement of funds or securities; and

               iii) placing or execution of order to buy or sell securities.

     c.   Note that copies of unsolicited market letters need not be retained.

4.   Documents Relating to Security Holdings of EAI Employees
-------------------------------------------------------------

     A record of every securities purchase or sale by every portfolio manager and other employee of EAI, including:

          a.   title and amount of security involved;

          b.   date of transaction;

          c.   nature of transaction (e.g., buy, sell);

          d.   price; and

          e.   identity of Broker/dealer executing the trade.

5.   Advertisements
-------------------

     a. All notices, circulars, advertisements, investment letters, bulletins, newspaper articles or other communication which EAI circulates or distributes to 10 or more persons. If this document recommends the purchase or sale of a specific security and does not state the reason therefore, a memorandum indicating such reasons must be maintained with the document.

     b. Where the notice, circular, advertisement, etc. includes EAI's performance or rate of return for our managed accounts, workings papers and other records necessary to demonstrate the calculation of such performance information must be retained. With respect to the performance of managed accounts, applicable account statements, and worksheets necessary to demonstrate our calculations will suffice.

     Except for corporate governance documents (e.g., articles of incorporation, etc.) which must be maintained for three years after the life of the Company, all the foregoing documents must be preserved for five years from the end of the fiscal year during which the last entry was made on record. In the case of the advertisements and circulars, etc., the five-year period begins to run at the end of the fiscal year in which the document is last published or otherwise disseminated. EAI's records are subject to inspection by the SEC and the states in which EAI maintains investment adviser registrations.

     Each portfolio manager is responsible for assisting EAI in complying with these recordkeeping requirements.

G.   RESTRICTIONS ON ADVERTISING

1.   In General
---------------

     Although EAI is free to advertise its services, we may not publish, circulate or distribute any advertisement which:

     a.   contains testimonials by a client;

     b. refers, directly or indirectly, to past specific recommendations which were or would have been profitable to any person, unless we set forth or offer to furnish a list of all recommendations made within the immediately preceding period of not less than one year, and provide certain additional information;

     c. represents that any graph, chart, formula or other device being offered can in and of itself be used to determine which securities to buy or sell, or when to buy or sell them; or represents that any such graph, chart, formula or other device will assist any person in making his own decisions as to which securities to buy or sell and when to buy or sell them, unless the advertisement prominently discloses the limitations thereof and the difficulties with respect to its use;

     d. contains any statement to the effect that any report, analysis or other service will be furnished free or without charge, unless such report, analysis or other service will be furnished entirely free and without any condition or obligation; or

     e. contains any untrue statement of a material fact, or which is otherwise false or misleading.

2.   Advertising of Performance Results
---------------------------------------

     EAI must be particularly careful in creating promotional materials which portray the performance results of our managed accounts or of any model portfolio. Any such material must:

     a. disclose the effect of material market or economic conditions on the results portrayed;

     b. disclose whether and to what extent the results portrayed reflect the reinvestment of dividends or other earnings;

     c. not make claims about the potential for profit without also disclosing the possibility of loss;

     d. not compare results to an index without disclosing all material facts relevant to the comparison;

     e. disclose material conditions, objectives or investment strategies used to obtain the results portrayed;

     f. disclose, if applicable, that the results portrayed relate only to a select group of our clients; and if so, the basis on which the selection was made and the effect of this selection on the results portrayed;

     g. reflect the deduction of advisory fees, brokerage commissions or other expenses chargeable to the client unless the promotional material is used in solely in a "one-on-one" setting with a client or prospective client and unless the following additional requirements are met:

          i. We must inform the client or prospective client of the fact that the results portrayed do not reflect the deduction of advisory fees, and that the client's return will be reduced by those fees and by any other expenses chargeable to the account.

          ii.  Reference  must  also be made to EAI's fee  schedules  set out in
               Part II of our Form ADV.

          iii. A table, chart, graph or narrative showing the compounded effect of an advisory fee on a client's account over a period of years must also be supplied.

3.   Pre-Clearance of Advertisements
------------------------------------

All advertising materials (as defined in section F(5)(a) above), must be pre-approved by the Advisers' compliance officer prior to use, and retained as described above.

     The foregoing requirements are minimum standards. Other restrictions might apply in particular circumstances. EAI's overriding obligation is to make sure that clients are never misled by our advertising.

H.   REPORTING REQUIREMENTS

     The Securities Exchange Act of 1934 ("Exchange Act") imposes certain reporting requirements on EAI, including the following:

1.   13 F
---------

     As EAI manages certain equity securities with an aggregate fair market value in excess of $100,000,000, we must file a Form 13 F with the SEC on a quarterly basis.

2.   13 D & G
-------------

     Whenever an acquisition of equity shares on behalf of managed accounts results in our being the beneficial owners4 of more than five percent of the class to those shares outstanding, we must file a report pursuant to Section 13(d) of the Exchange Act. So long as these shares have been acquired in the ordinary course of our business and not with the purpose or effect of changing or influencing the control of the issuer, we may make this filing on Form 13 G within 45 days after the end of the calendar year in which the acquisition occurs.5

     A Form 13 G filing also is required within ten days after the end of any month in which we acquire the power to manage more than ten percent of the outstanding shares of such equity securities.

3.   Section 16
---------------

     Direct or indirect beneficial ownership of more than ten percent of any class of registered equity security might also trigger filing requirements under
Section 16 of the Exchange Act.

4.   Special Requirements Regarding Bank Securities
---------------------------------------------------

     EAI must give the appropriate bank regulatory authority sixty days' prior notice in the event we acquire a controlling interest in certain federal and state banks. In most cases, there will be a presumption of control if we acquire the power to vote ten percent or more of a class of the depository institution's securities.

5.   Treasury International Capital (TIC) Reports
-------------------------------------------------

     TIC "Form S" is used to report monthly purchases and sales of securities in transactions with foreigners. Such reports must be filed when a U.S. entity either buys or sells securities directly from or to a foreign entity if the total of such purchases or sales is $2 million or more during the reporting month. Reportable transactions include those executed in the United States for the account of a foreigner and those executed abroad for the account of a domestic party. A domestic investment adviser is presumed to deal "directly" with a foreigner each time the adviser participates in a securities transaction with an entity located outside the United States without using a U.S. intermediary. This even includes business conducted between the domestic and foreign offices of the same company.

     Form S must be filed with the Federal Reserve Bank of New York within 15 calendar days after the month to which the report applies.

     Portfolio managers must be sensitive to these reporting requirements and should notify the Compliance Officer promptly in the event that any proposed securities acquisition will bring EAI's aggregate beneficial ownership of the subject securities to the stated amounts or if $2 million or more of transactions are made with or for foreign entities.

                            II. OPERATIONS PROCEDURES
                            -------------------------

A.   DAILY PROCEDURES

     When trades are executed daily, they are entered onto each portfolio manager's daily trade blotter, by the account(s) assigned manager. Trades are then placed by either the manager or the designated trader. Confirmation of trades is then entered and time-stamped on the manager's daily trade blotter. At a minimum, the trade blotter lists the manager and trader, the time, price, commission and quantity executed, and the broker executing the trade.

     Most institutional accounts are written on a combined daily trade blotter. Many accounts managed for a "Wrap Account Manager" are entered directly into the computer trading system, which then prints out a trade confirmation which lists (at a minimum) the same information as the hand-written blotter.

     Mutual fund trades are cross-referenced by Firstar Mutual Fund Services LLC on a daily (trade + 1) basis, who contacts the portfolio manager if any discrepancies are found. Additionally, confirms are cross-checked by EAI. Institutional accounts domiciled by third-party custodians are cross-reference by the custodian on a daily basis, who usually provides EAI with a daily trade summary (or can be checked via DTC), which is cross-checked by EAI. Confirms are also retained for this purpose. Any discrepancies are reported to the custodian. Trades for individual accounts domiciled by brokerage firms or banks are cross-referenced by EAI using trade confirms, and any discrepancies are reported to the broker or bank. Corrections are then made by the party at fault so that the trades will affirm. The custodian is contacted routinely about any discrepancies or late confirms are made aware of the trade problem and corrections.

B.   MONTHLY PROCEDURES

        Firstar, institutional account custodians and each bank or brokerage firm domiciling accounts also generates monthly reports for EAI.

     Reconciliations are performed monthly for every account. Any problems incurred such as dividend differences or trade differences are relayed to the bank. In those relationships whereby EAI has executed an advisory agreement with a "Wrap Account Manager," EAI may not reconcile individual client accounts, but rather reconcile the master account held with the manager.

C.   PERIODIC PROCEDURES

     On a quarterly basis, EAI runs reports which are forwarded to clients. All information is obtained from the bank or brokerage firm and custodian of client assets. Again, such reports may not be generated for Wrap Account Managers.

                          III. CODE OF BUSINESS ETHICS
                          ----------------------------

     EAI's officers and employees and the officers of the HomeState Group are expected to adhere to the highest ethical standards of the profession and the strictest principles of good business practice. The following specific requirements, which may be changed from time to time, are set forth as guidelines to be followed, but which by their nature cannot be all-inclusive. Officers and employees of both the advisory firm and the mutual fund are expected to maintain the highest ethical standards in all dealings whether or not specifically covered by this Code of Business Ethics. All questions relating to the application or interpretation of the following requirements should be directed to the Compliance Officer. References to "officers", the "Company" and "employees" in this Code pertain both to EAI and HomeState, even though there are no Fund "employees" as such.

A.   CLIENT RELATIONS

     1. The company stands in a fiduciary relationship to its clients; consequently, all officers and employees shall carry out their duties with utmost fidelity to the client and solely in the client's best interests. In this regard, the professional judgment of all officers and employees shall be exercised free of all compromising influences and loyalties.

     2. Officers and employees shall treat all information received from clients or information relating to client accounts with utmost confidentiality and shall not, without prior written consent of the client, disclose such information to any other person except required by law. In no case may information about a client be used for the personal benefit of any person other than the client.6

     3. No officer or employee shall take or receive, directly or indirectly, any share in the profits (whether by income, appreciation, or otherwise) or losses of any client account.

     4. No officer or employee shall except any orders or directions with respect to a client's account from any non-client source without the prior written authorization of the client.

     5. No officer or employee shall warrant or guarantee the present or future value or price of, or return on, any securities, or that any company or issuer will fulfill its representations, promises or obligations. For purposes of this Code of Business Ethics, the word "securities"
includes stocks, bonds, notes, options, futures contracts, commodities, certificates of interest and any interest or instrument commonly known as a "security".

     6. No officer or employee shall agree to purchase any security from a client's account for the officer's or employee's account. Notwithstanding this prohibition, registered portfolio managers may arrange for agency cross trades between clients' accounts in accordance with law and Company policy.

     7. No officer or employee shall act, or agree to act as the personal custodian, trustee, personal representative or other fiduciary for a client or with respect to the securities, funds or other property of a client.

     8. No officer or employee shall lend or borrow money or securities to or from a client or a client's account.

     9. No officer or employee shall forward, or agree to forward, original confirmations, statements of account, recommendations or other communications from the Company to a client to any address other than the client's post office address.

     10. No officer or employee shall accept or hold in his individual name discretionary authority or a discretionary power of attorney for a client or a client's account.

B.   GENERAL BUSINESS PRACTICES

     1. No officer or employee shall, directly or indirectly authorize or pay any rebate, bonus, fee or other consideration, to any person for business sought or procured or to any official of any governmental or regulatory body except as expressly authorized by the Company. The conditions under which EAI may pay cash fees for client referrals are generally described in Section A.2. of the Company's Compliance Procedures.

     2. No officer or employee shall be a director, officer, employee or agent of any company or person supplying goods or services to any client of the Company; nor shall any officer, employee or member of the immediate family of an officer or employee own or hold any securities issued by any such company in excess of 1% of its outstanding shares except as permitted by the Compliance Officer or otherwise in accordance with this Code of Business Ethics.

     3. No officer or employee shall serve as a director or officer or hold a control position, whether through security ownership or otherwise, in any company having publicly traded securities without the written approval of the President or Compliance Officer.

     4. Officers and employees will, in the course of their employment, receive confidential information, including the recommendations and investment advice developed for clients, which is proprietary to the Company. No officer or employee shall disclose any such confidential or proprietary information except in the course of regular performance of such officers or employee's duties. To assist in the conducting of investment advisory activities in the strictest of confidence, EAI will maintain office space that is physically separate and distinct form its leasor, an affiliated brokerage firm. These "Chinese Wall" procedures will help to reduce the likelihood of insider trading violations, breeches of client confidentially, and confusion on the part of EAI clients.

     5. No officer or employee shall render investment advice for compensation to any person or persons other than clients of the Company and then only in the normal course of the performance of his duties as an officer or employee of the Company without the written approval of the President or Compliance Officer.

     6. No officer or employee shall take any action inconsistent with the maintenance and retention of books, records and accounts which accurately and fairly reflect financial transactions undertaken on behalf of the Company or a client. No officer or employee shall make or cause to be made any false or misleading entry or record in the books, records, or accounts of the Company or a client. In all cases, except upon the written authorization of the President or Compliance Officer, all transactions, whether for the company or a client, shall be executed and recorded in accordance with established procedures, which are designed to comply with applicable law.

C.   SECURITIES TRADING

     1. Officers and employees must conduct their investments and trading in securities in a manner so as to avoid not only actual improprieties but even the appearance of impropriety.

     2. At the time of their association with the Company, officers and employees shall provide the Compliance Officer with a list of all securities investments which they or members of their immediate family8 then hold. This list must be current at all times by advising the Compliance Officer of all investment transactions within 10 days of such transactions, and officers and employees must arrange for their brokers to supply the Compliance Officer with copies of all monthly statements for all brokerage accounts maintained by them and members of their immediate family.

     3. No officer of employee shall trade in any security being considered by the portfolio manager, until all contemplated client transactions with respect to each security have been completed; nor shall any officer or employee permit any member of his or her immediate family to engage in any such trade.

     4. No officer or employee shall engage in any securities transaction while in possession of material nonpublic information relating to the business or affairs of the issuer of securities, market activity or conditions or other matters.

     5. If any employee determines that he or she has learned material, nonpublic inside or market information, he or she must notify EAI's Compliance Officer of this fact immediately. In this case, neither EAI nor its employees may effect transactions in the securities of the subject issuer, either for themselves or for any client, until such information has been publicly disseminated. For more information on what constitutes restricted inside or market information, see Section D of EAI's Compliance Procedures.

        Because EAI serves as investment adviser to a registered investment company (The HomeState Group). EAI has adopted the following Personal Trading Policy into its Code of Ethics on behalf of both EAI and HomeState ("H.S."):

D.   PERSONAL INVESTING POLICY STATEMENT

1.   Substantive Restrictions on Personal Investing Activities
--------------------------------------------------------------

     a.   Initial Public Offerings

     EAI and H.S. flatly prohibit investment personnel from acquiring any securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of an investment company.

     b.   Private Placements

     EAI and H.S. (a) require express prior approval of any acquisition of securities by investment personnel in a private placement. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the investment company and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the investment company. (b) Investment personnel who have been authorized to acquire securities in a private placement should be required to disclose that investment when they play a part in any investment company's subsequent consideration of an investment in the issuer. (c) In such circumstances, the investment company's decision to purchase securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

     c.   Blackout Periods

     EAI and H.S. prohibit any access person from executing a securities transaction on a day during which any investment company in his or her complex has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition, EAI and H.S. should prohibit any portfolio manager from buying or selling a security within at least seven calendar days before and after an investment company that he or she manages trades in that security. Any profits realized on trades within the proscribed periods must be disgorged.

     d.   Ban On Short-Term Trading Profits

     In addition to the blackout periods described above, EAI and H.S. prohibit all investment personnel from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged.

     e.   Gifts

     EAI and H.S. prohibit investment personnel from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the investment company.

     f.   Service as a Director

     EAI and H.S. prohibit investment personnel from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the investment company and its shareholders. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors normally will be isolated from those making investment decisions through "Chinese Wall" or other procedures. Appropriate disclosure will be made to the SEC and to shareholders.

2.   Compliance Procedures
--------------------------

     a.   Preclearance

     EAI and H.S. require all access persons to "preclear" personal securities investments. These preclearance requirements and associated procedures are reasonably designed to identify any prohibition or limitation applicable to the proposed investment.

     b.   Records of Securities Transaction

     EAI and H.S. require all access persons to direct their brokers to supply to a designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

     c.   NASD Rulemaking -- Opening of Accounts

     National Association of Securities Dealers, Inc. ("NASD") has adopted a rule requiring all broker-dealers to notify a registered investment adviser when any of its employees opens a brokerage account.

     d.   Post-Trade Monitoring

     The HomeState Group shall implement appropriate procedures to monitor personal investment activity by access persons after preclearance has been granted.

     e.   Disclosure of Personal Holdings

     EAI and H.S. require all investment personnel to disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

     f.   Certification of Compliance With Codes of Ethics

     All access persons are required to certify annually that they have read and understood the code of ethics and recognize that they are subject thereto. Further, access persons are require to certify annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported pursuant to the requirements of the code.

     g. Any person who, in good faith, observes, discovers or identifies an actual or potential violation of the Code, must be free to report the incident to the Compliance Officer or General Counsel (Shaun Eisenhauer at Duane Morris LLP, 717-237-5500) without fear of retaliation.

     - Upon being notified of a violation, the Compliance Officer/General Counsel will take all appropriate action to investigate any potential violations reported to him;

     -    If after such investigation,  the Compliance  Officer/General  Counsel
          believes   that   no   violatioin   has   occurred,   the   Compliance
          Officer/General Counsel is not required to take any further action;

     - Any matter that the Compliance Officer/General Counsel believes is a violation will be reported to the Board. If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel; or a recommendation to dismiss the employee.

     -    The Board will be responsible for granting waivers, as appropriate;

     - Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

     h.   Review by the Board of Directors

     EAI's management shall prepare an annual report to the investment company's board of directors that at a minimum -

     o summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

     o identifies any violations requiring significant remedial action during the past year; and

     o    identifies  any  recommended  changes  in  existing   restrictions  or
          procedures based upon the investment company's experience under its code of ethics, evolving industry practices, or developments in applicable laws or regulations.

                 IV. SCHEDULE OF RECORD KEEPING RESPONSIBILITIES
                 -----------------------------------------------

A.   EMPLOYEE RECORDKEEPING SCHEDULE

1.   Documents Relating to EAI's Internal Affairs                       Function
-------------------------------------------------                       --------

     a.   Receipts and disbursements journals                             Acctng

     b.   Ledgers for asset, liability, reserve, capital income
          and expense accounts                                            Acctng

     c.   Check books, bank statements Acctng

     d.   All bills or statements paid or unpaid                          Acctng

     e. Trial balances, financial statements, internal audit working papers Acctng

     f.   EAI's Article of Incorporation                                   Legal

     g.   EAI's By Laws                                                    Legal

     h.   EAI's Corporate minute books and stock certificate
          records                                                          Legal

2.   Documents Relating to Clients Generally
--------------------------------------------

     a.   A record of all accounts in which EAI is vested
          discretionary power                                              Ops

     b.   Powers of attorney or other evidence of granting of
          discretionary authority to EAI's clients                         Ops

     c.   All advisory agreements with our clients                         Ops

     d.   Copies of all EAI's "Brochures", including a record of
          the dates that each Brochure and each amendment thereof
          was given or offered to each client                              Ops

     e.   Copies of all disclosure documents provided in
          compliance with the federal solicitation rule and
          copies of all acknowledgments from clients regarding
          the receipt of such disclosure documents                         Ops

3.   Documents Relating to Specific Advice and Transactions
-----------------------------------------------------------

     a.   A memorandum of each order for the purchase or sale of
          any security of a client account                                 PortM

     b. Originals of all correspondence received and copies of all correspondence sent relating to:

          i.   recommendations or advice given or proposed                 PortM

          ii.  receipt, delivery or disbursement of funds or
               securities                                                  PortM

          iii. Placing or execution of order to buy or sell
               securities                                                  PortM

     c.   A copy of each client's Objective Statement, where
          applicable                                                       Ops

4.   Documents Relating to Securities Holdings of EAI Employees
---------------------------------------------------------------

     a.   A record f every securities purchase or sale by every
          portfolio manager and other employees of EAI                     Compl

     b.   Advertisements                                                   Compl

B.   RECORDS HELD BY PORTFOLIO MANAGERS/COMPLIANCE OFFICER

1.   Materials Necessary to Open Accounts
-----------------------------------------

     Individual Accounts

     -    Completed client Objective Statements

     -    Receipt of Form ADV Part II

     -    Signed Advisory Contract

     And Where Applicable:

     -    Limited Power of Attorney

     -    Signed resolutions appointing EAI as investment manager

     - Letters specifying investment objectives of the account and any restrictions on trading in the account

     - A copy of applicable trust documents appointing trustees or pension plan authorizations

2.   Materials to be Contained in Client Files
----------------------------------------------

     -    All items specifies in Section I

     -    Any solicitation agreement

     -    All client correspondence

     -    All custodial statements and records

     -    All broker confirms

3.   Materials to be Contained in Trading Files
-----------------------------------------------

     -    All daily trade blotters

C.   RECORDS HELD BY ADMINISTRATOR

1.   All financial records required by federal and state regulatory statutes.
-----------------------------------------------------------------------------

     -    Receipts and disbursement journal

     - Ledgers for asset, liability, reserve, capital income, and expense accounts

     -    Checkbooks and bank statements

     -    All paid and unpaid bills

     -    Trial balances, financial statements, internal audit working papers

D.   RECORDS HELD BY COMPLIANCE OFFICER

     -    Corporate Articles of Incorporation

     -    By Laws

     -    Minute books and stock certificate records

     -    Record of all client accounts

     -    Record of accounts with discretionary power

     -    Complaint files and related correspondence

     -    Advertisements

     -    Original copies Form ADV; Advisory Agreements, Partnership Agreements

     -    Records of employee securities purchases and sales

     -    Correspondence with all regulatory agencies

     - Signed records of all employees regarding Procedures Manual, Code of Business Ethics, Insider Trading Act

     -    List of Employees and Associated Persons

     -    Review of all incoming correspondence

E.   SCHEDULE OF REGULATORY FILINGS (BY COMPLIANCE OFFICER)

1.   Form ADV
-------------

     - Material changes must be filed to Federal SEC & PA Securities Commission with in 30 days

     -    Annual update and Form ADV-S to SEC within 90 days of fiscal ear-end

2.   Other Annual Filings
-------------------------

     -    Annual Associated Persons registration with PA Securities Commission.

     -    Maintain updated Form U-4 for Association Persons

     -    Various mutual fund filings: Annual Registration under Section 205.

3.   Specific - Event Filings
-----------------------------

     -    Form 13-F (manages certain equities in excess of $100 million)

     - Forms 13-D and 13-G [beneficial owner of more than 5% of issue: (10% for Form 13-G)]

     -    Controlling interest in certain federal and state banks, TIC Form S

FOOTNOTES:

1. The amount of funds "handled" by a party means the total of funds subject to risk of loss in the event of the party's fraud or dishonesty.

2. For, example, some public pensions plans have legal spending limits imposed on them.

3. Certain outsiders who work for the corporation (such as investment bankers, lawyers or accountants) also can be deemed to be "insiders" under some circumstances.

4. Because we exercise investment discretion over these shares we are deemed to be a "beneficial owner" of the securities.

5. However, if we do not still beneficially own more than five percent of the subject shares on the last day of the calendar year, we do not have to make any filing at all.

6. Special attention is drawn to the severe civil and criminal sanctions under federal and state securities laws for trading while in possession of "material nonpublic information." For an explanation of the prohibition against insider trading, see Section D of EAI's Compliance Procedures.

7. "Immediate family" means spouses and minor children and all other relatives having the same domicile as the officer or employee.

8.   See Footnote 7.

     I have read, and understand, the Emerald Advisers, Inc. Procedures Manual and as an EAI employee or director agree to do my best to ascertain all the provisions therein are met which pertain to me and/or my positions.

          Name:      _____________________________

          Signature: _____________________________

          Date:      _____________________________